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                                                                    EXHIBIT 10.2

GTE Telephone Operations



Central Area
8550 Esters Boulevard
Irving, Texas 75063-2205
800-346-2178
Fax: 2 l 4-621 -8159


04/09/97


JOSE CHAVEZ
MICRO-MEDIA SOLUTIONS, INC.
501 WALLER STREET
AUSTIN, TEXAS 78702


Subject: NOTIFICATION OF APPROVED CONTRACTOR STATUS

Your company has been selected by GTE Corporation to be added to our Contractor's list.

Enclosed is an agreement packet for your review. Please sign and return the Agreement (note Section A, Term of Agreement) along with the following documentation:

A 1997 Certificate of Insurance from your insurance carrier. (Note the minimum coverage stated in Section O of the Agreement.)

Information list (see attached).

An audited statement from your company, if it is available.

A schedule of Work Rates as outlined in Section D of the Agreement.

A listing of References (minimum of three) with all pertinent information (i.e., Name, Address, Telephone Number, etc.).

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This contract is non-negotiable. If the contract is not signed and returned within thirty (30) days from the date of receipt, your company's name will be purged from the list.

Your attention to these items will be greatly appreciated.

I look forward to the receipt of the above documents and to a working relationship with your firm.

Sincerely,

/s/ Ida Garza
Ida Garza
Contractor Administrator
Enclosure

AGREEMENT FOR CONSTRUCTION, INSTALLATION AND/OR MAINTENANCE

This Agreement, hereinafter referred to as General Agreement, is made by and between the GTE telephone operating companies enumerated on Addendum A, hereinafter referred to individually or collectively as "GTE" and, MICRO-MEDIA SOLUTIONS, INC. a sole proprietorship, partnership, corporation, organized and existing under the laws of the State of Texas, with principal offices located at 501 WALLER STREET; AUSTIN, TEXAS 78702 hereinafter referred to as "CONTRACTOR". In consideration of the mutual terms and conditions contained herein, the parties agree as of the 9th day of APRIL 1997, as follows:

For and in consideration of the mutual promises and covenants hereinafter set forth, GTE and Contractor agree as follows:

A. TERM OF AGREEMENT

This Agreement is for a term of one (1) year from the above date and shall be automatically renewed from year to year on the renewal date unless terminated pursuant to paragraphs L, U, or V.

B. SCOPE OF WORK

Contractor may, from time to time, be employed by GTE to perform certain work for and in connection with construction, installation or maintenance of certain equipment.

Contractor agrees to perform to work for GTE as more specifically outlined in
Exhibit 2A, Page 21, attached hereto and made a part hereof. Contractor shall furnish persons, vehicle, materials, and tools to perform the work, and it shall be done in a good and workmanlike manner and in accordance with applicable industry standards.


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C. AWARD OF WORK

Contractor acknowledges, agrees and understands that Contractor will perform and complete work for GTE only pursuant to a Letter of Authorization and Contractor further acknowledges, agrees and understands that no agreement or contract with GTE shall exist or purport to exist unless the Letter of Authorization is so executed and that Contractor shall act at it's peril if it shall do otherwise.

Contractor acknowledges, agrees and understands that GTE shall make no warranties, express or implied, other than those contained in this Agreement and Contractor further acknowledges, agrees and understands that no employee of GTE, other than an officer or other previously designated agent of GTE, shall have the power of authority to bind GTE to any contractual agreements and Contractor shall act its peril if Contractor shall do otherwise.

D. WORK RATES

Contractor shall furnish to GTE, as an addendum to this Agreement, a document listing Contractor's current rates. Any subsequent changes in rates or charges must be submitted, in writing, to GTE, and such charges, to be effective, must first obtain written acceptance by GTE.

E. PAYMENT TERMS

Contractor shall invoice GTE after completion of job per the Contractor bid request. The invoices shall be itemized with details as to all expenses. Payment shall be due in thirty (30) days.

F. RIGHT TO AUDIT

Contractor shall be required to retain all records in regard to GTE transactions and contracts for a minimum period of three (3) years, with the right of GTE to use an independent auditing concern to review the records.

G. PERMITS

Contractor shall secure and pay for all permits necessary for the performance and completion of the work.

H. COMPLIANCE WITH LAWS AND REGULATIONS

The parties shall comply with all federal, state, and local laws and regulations applicable to their performance as described in this agreement.


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WORK ACCESS

GTE shall, at all times, have access to the work, whether it is in preparation or progress, for the purpose of inspection. The acceptance of such work by GTE shall be a condition precedent to the right of Contractor to receive payment for such work.

WORK ALTERATIONS

GTE shall have the right, either before the commencement of the work or during the progress of the work, to direct in writing any additions, deviations, or omissions from the work. The bid price will be adjusted and agreed upon in writing by GTE and Contractor prior to commencement of work on such additions, deviations, or omissions.

WORK DELAY

Time is of the essence in this Agreement.

Not withstanding the foregoing, the performance by Contractor of the work hereunder or in performance of any other obligations of Contractor under this Agreement shall be excused because of Acts of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain fuel or power, governmental laws, regulations or orders, acts or inaction of customer, inability of contractor/subcontractors to perform or any other cause beyond the reasonable control of contractor or a labor trouble, strikes, lock-outs, or injunction. Contractor shall notify GTE of any delay or performance within twenty-four (24) hours of any such delay.

TERMINATION/MODIFICATION

GTE reserves the right to modify or terminate this Agreement at any time. If this Agreement is modified, the cost for fees for work will be redefined to the mutual satisfaction of both parties. In the case of termination, GTE will be responsible for only those fees for days actually worked and expenses actually incurred by the Contractor to the date of termination.

M. HAZARDOUS OR TOXIC SUBSTANCES

Contractor will indemnify and save harmless GTE, its agents and employees, from and against all damages, claims, and/or liabilities, arising out of or related to this Agreement and the performance of any work thereunder, or from the violation of any federal, state, or local laws and regulations dealing with the disposal or handling of hazardous waste.
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Contractor must provide a Material Safety Data Sheet (MSDS) on each hazardous or toxic substance.

N. INDEMNIFICATION

Contractor agrees to indemnify, defend, and hold GTE harmless from any all claims, actions, causes of action, damages, costs and expenses, including reasonable attorney's fees, arising out of our or resulting in any manner from the Contractor's performance of this Agreement Not withstanding the foregoing, neither party shall be liable to the other for any loss of profit, special, consequential or incidental damages.

O. INSURANCE

Contractor shall maintain Workman's Compensation Insurance as required by law and Employer's Liability Insurance in the amounts of $100,000. Without limiting the Contractor's liability hereunder, the Contractor shall also maintain the following types of insurance with the specified limits:

a. General Liability

(Comprehension Form), including products/completed operation, contractual liability, broad form property damage, independent contractor's coverage.

EACH                               EACH
PERSON                             OCCURRENCE

Bodily Injury N/A                  $1,000,000

Property Damage N/A                $  500,000
(including explosions, collapse,
and underground hazards)

OR

Bodily Injury and Property
Damage Combined N/A                $1,000,000

b. Automobile Liability
  (Comprehension Form)
  Bodily Injury and Property       $  250,000      $ 500,000

OR

Bodily Injury and Property
Damage Combine N/A                 $  500,000

NOTE: Excess Liability (Umbrella Form)

If any minimum coverage an items A and B are not met, then the Excess Liability Coverage, if in effect, can be added to meet the minimums.

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c. Workers Compensation

  (Each Accident)                  $  500,000 &
  (Disease-Policy limit)           $  500,000

Employers' Liability

 (Disease-Each Employee)           $  250,000

NOTE: State required Worker's Compensation limitations if higher will supersede minimums listed in item C.

d. Umbrella Excess Liability       NOT MANDATORY
(Over Primary Insurance)

Prior to commencement of the work hereunder, Contractor shall furnish to GTE certificate of such insurance.

P. WARRANTY

Contractor warrants that any construction, installation, and/or warranty work performed under this Agreement shall meet applicable industry standards for a period of one (1) year after acceptance by GTE. Contractor warrants that any maintenance work performed under this Agreement shall meet applicable industry standards for a period of (30) days after acceptance by GTE.

Q. SAFETY MEASURES

Contractor shall perform the work in a proper, safe, and secure manner to prevent loss, injury, or damage to GTE's property or to the property on the premises and to lives or persons, and shall comply with all applicable safety laws, rules, and regulations of any governmental authority, including those contained in or issued pursuant to the Occupational Safety and Health Act of 1970, as amended, and with all safety procedures which GTE may prescribe in connection with the performance of the work.

Contractor shall report promptly to GTE any accident or unusual occurrence during performance of the work, including personal injury or death to any employee or any member of the public, or any member of the public, or any damage to the work, the premises or adjacent property. Reports of severe personal injury or death to any person shall be made within three (3) hours of the accident. The Contractor shall submit a copy of all accident reports to GTE's construction department or, if applicable, GTE's station superintendent at the premises, within twenty-four (24) hours after an accident.


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R. INDEPENDENT CONTRACTOR

GTE and Contractor agree that Contractor will act as an independent contractor in the performance of its duties under this Agreement. As such, the Contractor will not be eligible for any benefits provided by GTE to its employee. Contractor's shall be responsible for payment of all taxes arising out of Contractor's activities in accordance with this Agreement, including but not limited to federal and state income taxes, social security, unemployment insurance taxes, and any other taxes or business license fees as required.

Contractor shall not represent, directly or indirectly, that it is an agent or legal representative of GTE, nor shall the Contractor incur any liabilities or obligations of any kind in the name of or on behalf of GTE other than those specifically made part of this Agreement.

S. ASSIGNMENT

Contractor may not assign, subcontract, or delegate the performance of the work under this Agreement without the express written consent of GTE.

T. NOTIFICATION

For the purposes of this Agreement, notices, and communications to the parties hereto shall be directed to the addresses indicated on the face hereof. Such addresses shall be deemed to be the most recent address of the addressee and shall remain so until written notice of a change of address is provided to the other by the party whose address has changed. All notices must be sent U.S. Mail, postage prepaid, or by registered or certified mail.

U. DEFAULT

If either party refuses or fails, in any material respect, to properly perform its obligations under this Agreement, or violates any of the material terms or conditions of this Agreement, such refusal, failure, or violations shall constitute a default. In such an event, the non-defaulting party may so notify the other party in writing of the default and allow that party a period of thirty (30) calendar days, the non-defaulting party shall have the right to terminate this Agreement upon written notice to the other party.


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V. INSOLVENCY

Either party may terminate this Agreement by notice, in writing if the other party admits insolvency, makes an assignment for the benefit of creditors, or has a trustee or receiver appointed over all or any substantial part of its assets.

W. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws within State of issuance.

X. ENTIRE AGREEMENT

This Agreement represents the entire agreement between the parties and is not subject to change or modification except by written agreement signed by both parties.

Y. CONFIDENTIAL INFORMATION

Contractor agrees that any information received by the Contractor during performance of the Contractor's obligations in accordance with this Agreement will be treated by the Contractor in full confidence and will not be revealed to any persons, firms, or organizations. This requirement will survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate the day and year first above written and each party hereto acknowledged receipt of a signed copy.

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SIGNATURE           TITLE


GTE CORPORATION


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SIGNATURE           TITLE